Exhibit 99.3

CenturyLink Issues Redemption Notices for Senior Notes

MONROE, La., September 25, 2019 – CenturyLink, Inc. (NYSE: CTL) announced today that its wholly owned subsidiary, Level 3 Financing, Inc., (“Level 3 Financing”) issued notices to redeem all of Level 3 Financing’s $240 million outstanding aggregate principal amount of 6.125% Senior Notes due 2021 (“6.125% Notes”) and $160 million of Level 3 Financing’s $1 billion outstanding aggregate principal amount of 5.375% Senior Notes due 2022 (“5.375% Notes”).

Pursuant to the terms of the 6.125% Notes and the 5.375% Notes, on October 25, 2019 (the “Redemption Date”), all of the 6.125% Notes and $160 million of the 5.375% Notes will be redeemed at a redemption price equal to 100% of par (the “Redemption Price”). In addition to the Redemption Price, accrued and unpaid interest of $1.701 per $1,000 principal amount of the 6.125% Notes and $23.888 per $1,000 principal amount of the 5.375% Notes will be paid on the Redemption Date.

In addition to redeeming all of the 6.125% Notes and $160 million of the 5.375% Notes, CenturyLink, Inc. also announced that Level 3 Parent, LLC (“Level 3 Parent”) will be issuing a notice to redeem all of Level 3 Parent’s $600 million outstanding aggregate principal amount of 5.75% Senior Notes due 2022 (“5.75% Notes”).

Pursuant to the terms of the 5.75% Notes, on December 1, 2019 (the “5.75% Notes Redemption Date”), all of the 5.75% Notes will be redeemed at a redemption price equal to 100 percent of par (the “5.75% Notes Redemption Price”). In addition to the 5.75% Notes Redemption Price, accrued and unpaid interest of $14.375 per $1,000 principal amount of the 5.75% Notes will be paid on the 5.75% Notes Redemption Date.

Additional information regarding the redemption is available from The Bank of New York Mellon Trust Company, National Bank.

Forward Looking Statements

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “continues,” “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We may change our intentions, strategies or plans (including our plans expressed herein) without notice at any time and for any reason.

About CenturyLink

CenturyLink (NYSE: CTL) is a technology leader delivering hybrid networking, cloud connectivity, and security solutions to customers located in more than 60 countries. Through its extensive global fiber network, CenturyLink provides secure and reliable services to meet the growing digital demands of businesses and consumers. CenturyLink strives to be the trusted connection to the networked world and is focused on delivering technology that enhances the customer experience. Learn more at http://news.centurylink.com/.

Media Relations Contact:	Investor Relations Contact:
D. Nikki Wheeler	Mark Stoutenberg
Nikki.Wheeler@CenturyLink.com	Mark.Stoutenberg@CenturyLink.com
+1 720-888-0560	+1 720-888-1662